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                                                                    Exhibit 11.1




                        WORLDCOM, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)



                                            For the Three Months Ended    For the Six Months Ended
                                                     June 30,                      June 30,
                                            --------------------------    -------------------------
                                                1995           1994           1995           1994
                                            ----------     ----------     ----------     ----------
Primary:
  Weighted average shares outstanding          163,135        156,179        161,766        155,673
  Common stock equivalents                       5,676          7,579          6,026          8,614
                                            ----------     ----------     ----------     ----------
                                               168,811        163,758        167,792        164,287
                                            ==========     ==========     ==========     ==========
Fully diluted:
  Weighted average shares outstanding          163,135        156,179        161,766        155,673
  Common stock equivalents                       5,962          7,570          6,299          8,685
  Common stock issuable upon
    conversion of:
    5% convertible notes                         5,135            N/A          5,135            N/A
    Series 1 preferred stock                    21,877            N/A         21,877            N/A
    Series 2 preferred stock                     4,233            N/A          4,233            N/A
                                            ----------     ----------     ----------     ----------
                                               200,342        163,749        199,310        164,358
                                            ==========     ==========     ==========     ==========

Income applicable to common shareholders    $   54,879     $   12,860     $  101,903     $   46,013
Add back:
  Interest on 5% convertible notes,
    net of taxes                                 1,491            N/A          2,982            N/A
  Series 1 preferred dividend
    requirement                                  6,124            N/A         12,250            N/A
  Series 2 preferred dividend
    requirement                                    812            N/A          1,625            N/A
                                            ----------     ----------     ----------     ----------
Net income applicable to common
  shareholders                              $   63,306     $   12,860     $  118,760     $   46,013
                                            ==========     ==========     ==========     ==========
Earnings per share:
  Primary                                   $     0.33     $     0.08     $     0.61     $     0.28
  Fully diluted                                   0.32           0.08           0.60           0.28

Note: For the three months and six months ended June 30, 1994, conversion of the convertible notes and convertible preferred stock was not assumed because the effect is anti-dilutive.